SUPPLEMENT DATED MAY 15, 2023
To the following variable annuity prospectuses:
Allianz Index Advantage Income ADV®
Allianz Index Advantage+ IncomeSM
Dated May 1, 2023

ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life Variable Account B
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

The following applies to Contracts issued in Maryland on or after May 15, 2023.

On the Issue Date all Owners (or the Annuitant if the Owner is a non-individual) must be:
•	age 49 to 80, or
•	age 49 to 75 if you select the Maximum Anniversary Value Death Benefit.

The Income Multiplier Benefit is not available.

PRO-003-0523
(IAI-003-ADV, IAIP-003)